Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Christopher Ranjitkar
Senior Director, Investor Relations
(617) 796-7651
Tremont Mortgage Trust Announces Second Quarter 2020 Results
Second Quarter Net Income Per Diluted Share of $0.29
Second Quarter Core Earnings Per Diluted Share of $0.30
_______________________________________________________________
Newton, MA (August 4, 2020): Tremont Mortgage Trust (Nasdaq: TRMT) today announced financial results for the quarter and six months ended June 30, 2020.
David Blackman, President and Chief Executive Officer of TRMT, made the following statement:
“During the second quarter, our focus continued to be on managing our portfolio of loans. Though the challenging economic environment has impacted borrowers to varying degrees, all of our borrowers are current on debt service obligations and our lender continues to advance future funding obligations in the ordinary course. At the end of the quarter, our manager extended its waiver of the fees due under our management agreement through December 31, 2020, demonstrating continued alignment with our shareholders who are currently receiving reduced quarterly distributions as part of our proactive measures to preserve our capital.”

Results for the Quarter Ended June 30, 2020:
For the quarter ended June 30, 2020, net income was $2.4 million, or $0.29 per diluted share, compared to net income of $0.9 million, or $0.16 per diluted share, for the same quarter last year. Core Earnings for the quarter ended June 30, 2020 were $2.4 million, or $0.30 per diluted share, compared to Core Earnings of $1.1 million, or $0.20 per diluted share, for the same quarter last year.
For the quarter ended June 30, 2020, TRMT generated interest income from investments of $4.5 million and incurred interest and related expenses of $1.4 million, which resulted in $3.1 million of income from investments, net. For the same quarter last year, TRMT generated interest income from investments of $3.9 million and incurred interest and related expenses of $2.0 million, which resulted in $1.9 million of income from investments, net.
Results for the Six Months Ended June 30, 2020:
For the six months ended June 30, 2020, net income was $4.0 million, or $0.49 per diluted share, compared to net income of $1.5 million, or $0.34 per diluted share, for the same period last year. Core Earnings for the six months ended June 30, 2020 were $4.1 million, or $0.51 per diluted share, compared to Core Earnings of $1.7 million, or $0.40 per diluted share, for the same period last year.
For the six months ended June 30, 2020, TRMT generated interest income from investments of $8.8 million and incurred interest and related expenses of $3.1 million, which resulted in $5.7 million of income from investments, net. For the same period last year, TRMT generated interest income from investments of $6.9 million and incurred interest and related expenses of $3.6 million, which resulted in $3.3 million of income from investments, net.
Additional information and a reconciliation of net income determined in accordance with U.S. generally accepted accounting principles, or GAAP, to Core Earnings, a non-GAAP financial measure, for the quarters and six months ended June 30, 2020 and 2019, appear later in this press release.
On June 30, 2020, TRMT's manager, Tremont Realty Advisors LLC, or TRA, extended its waiver of the management and incentive fees under TRMT's management agreement, which waiver was set to expire June 30, 2020, for and through the periods ending December 31, 2020. For further information regarding the calculations of TRMT's management and incentive fees, see TRMT's Annual Report on Form 10-K for the year ended December 31, 2019, and TRMT's other filings with the Securities and Exchange Commission, or SEC, which are accessible at the SEC's website www.sec.gov.
Recent Investment Activities:
As of June 30, 2020, TRMT had approximately $296.0 million in aggregate loan commitments, consisting of a diverse portfolio, geographically and by property type, of 14 first mortgage whole loans. The impacts from the COVID-19 pandemic have negatively impacted some of TRMT's borrowers’ business operations or tenants, particularly in the cases of TRMT's retail and hospitality collateral, which are the types of properties that have been significantly negatively impacted by the pandemic. TRMT expects those negative impacts may continue and may apply to other borrowers and/or their tenants. Therefore, certain of TRMT’s borrowers’ business plans will likely take longer to execute than initially expected and certain of TRMT’s borrowers may be unable to pay their debt service obligations owed to TRMT as currently scheduled or at all. All of the loans in TRMT’s portfolio are structured with risk mitigation mechanisms, such as cash flow sweeps or interest reserves, to help protect TRMT against investment losses. In addition, TRMT continues to actively engage with its borrowers regarding their execution of the business plan for the underlying collateral, among other things. As of August 3, 2020, all of TRMT's borrowers had paid their debt service obligations owed and due to TRMT and none of the loans included in TRMT's investment portfolio were in default.

In July 2020, the borrower under TRMT's loan related to a property located in Coppell, TX sold a parcel of land that was a part of the property securing the loan. The borrower used $2.1 million of the sale proceeds to repay part of the outstanding balance under the loan and TRMT allowed the borrower to use the remaining $0.1 million of sale proceeds to increase the reserve for future debt service obligation payments owed to TRMT under the loan.

Recent Financing Activities:
During the quarter ended June 30, 2020, Citibank, N.A., or Citibank, advanced approximately $4.8 million to TRMT under its master repurchase facility to fund advances made by TRMT to borrowers on its loan commitments. In July 2020, TRMT repaid $1.4 million of outstanding principal under its master repurchase facility using proceeds from the partial repayment TRMT received from the borrower under TRMT's loan related to the property located in Coppell, TX.
As of June 30, 2020, TRMT had a $201.1 million aggregate outstanding principal balance under its master repurchase facility. In light of the impacts of the COVID-19 pandemic, TRMT continues to actively engage with Citibank regarding its liquidity position and the status of the loans in its portfolio that are financed under its master repurchase facility. The agreement that governs TRMT's master repurchase facility includes risk mitigation mechanisms, including a cash flow sweep, which would allow Citibank to control interest payments from TRMT's borrowers under its loans that are financed under its master repurchase facility, and the ability to accelerate dates of repurchase and institute margin calls which may require TRMT to pay down balances associated with one or more of its loans that are financed under its master repurchase facility. Citibank has not utilized any such risk mitigation mechanisms to date under the master repurchase agreement.

Distributions:
Beginning with the first quarter of 2020, TRMT reduced its quarterly distribution rate on its common shares to $0.01 per share in order to preserve its near term capital due to the economic downturn and uncertainty as to future economic conditions from the COVID-19 pandemic and its resulting impact on the U.S. economy.

On May 21, 2020, TRMT paid a quarterly distribution to common shareholders of record as of April 10, 2020 of $0.01 per common share, or $0.1 million.
On July 16, 2020, TRMT declared a quarterly distribution for the second quarter of 2020 payable to its common shareholders of record on July 27, 2020 of $0.01 per common share, or approximately $0.1 million.
TRMT’s Board of Trustees will continue to monitor TRMT’s financial performance and economic outlook as the year progresses to determine a prudent level for any subsequent quarterly distributions for 2020 or to declare and pay a distribution required to maintain TRMT’s qualification for taxation as a real estate investment trust, or REIT. TRMT currently expects that it will need to make an increased distribution in the future to maintain its qualification for taxation as a REIT for 2020.
Conference Call:
At 10:00 a.m. Eastern Time this morning, President and Chief Executive Officer, David Blackman, and Chief Financial Officer and Treasurer, Doug Lanois, will host a conference call to discuss TRMT’s second quarter 2020 financial results. The conference call telephone number is (833) 366-1119. Participants calling from outside the United States and Canada should dial (412) 902-6771. No pass code is necessary to access the call from either number. Participants should dial in about 15 minutes prior to the scheduled start of the call. A replay of the conference call will be available through 11:59 p.m. on Tuesday, August 11, 2020. To access the replay, dial (412) 317-0088. The replay pass code is 10145362.
A live audio webcast of the conference call will also be available in a listen-only mode on TRMT’s website, which is located at www.trmtreit.com. Participants wanting to access the webcast should visit TRMT’s website about five minutes before the call. The archived webcast will be available for replay on TRMT’s website following the call for about one week. The transcription, recording and retransmission in any way of TRMT’s second quarter conference call are strictly prohibited without the prior written consent of TRMT.
Supplemental Data:
A copy of TRMT’s Second Quarter 2020 Supplemental Operating and Financial Data is available for download at TRMT’s website, www.trmtreit.com. TRMT’s website is not incorporated as part of this press release.
TRMT is a real estate finance company that focuses on originating and investing in floating rate first mortgage whole loans secured by middle market and transitional commercial real estate. TRMT is managed by TRA, an SEC registered investment adviser and an indirect, majority owned subsidiary of The RMR Group Inc. (Nasdaq: RMR), an alternative asset management company that is headquartered in Newton, MA.
Non-GAAP Financial Measures:
TRMT presents Core Earnings, which is considered a “non-GAAP financial measure” within the meaning of the applicable SEC rules. Core Earnings does not represent net income or cash generated from operating activities and should not be considered as an alternative to net income determined in accordance with GAAP or an indication of TRMT’s cash flows from operations determined in accordance with GAAP, a measure of TRMT’s liquidity or operating performance or an indication of funds available for TRMT’s cash needs. In addition, TRMT’s methodology for calculating Core Earnings may differ from the methodologies employed by other companies to calculate the same or similar supplemental performance measures; therefore, TRMT’s reported Core Earnings may not be comparable to the core earnings as reported by other companies.
TRMT believes that Core Earnings provides meaningful information to consider in addition to net income and cash flows from operating activities determined in accordance with GAAP. This measure helps TRMT to evaluate its performance excluding the effects of certain transactions and GAAP adjustments that TRMT believes are not necessarily indicative of TRMT’s current loan portfolio and operations. In addition, Core Earnings is used in determining the amount of base management and incentive fees payable by TRMT to TRMT’s manager under TRMT’s management agreement.
Please see the pages attached hereto for a more detailed statement of TRMT’s operating results and financial condition and for an explanation of TRMT’s calculation of Core Earnings and a reconciliation of net income determined in accordance with GAAP to that amount.

TREMONT MORTGAGE TRUST
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
INCOME FROM INVESTMENTS:
Interest income from investments	$4,496	$3,913	$8,780	$6,913
Less: interest and related expenses	(1,368)	(2,031)	(3,125)	(3,580)
Income from investments, net	3,128	1,882	5,655	3,333

OTHER EXPENSES:
General and administrative expenses	524	618	1,064	1,121
Reimbursement of shared services expenses	242	370	563	740
Total expenses (1)	766	988	1,627	1,861

Net income	$2,362	$894	$4,028	$1,472

Weighted average common shares outstanding - basic and diluted	8,177	5,401	8,173	4,275

Net income per common share - basic and diluted	$0.29	$0.16	$0.49	$0.34

(1)
TRMT’s manager has waived any base management or incentive fees otherwise due and payable by TRMT under its management agreement for and through the periods ending December 31, 2020. If TRMT's manager had not waived these base management and incentive fees, TRMT would have recognized $323 and $267 of base management fees for the three months ended June 30, 2020 and 2019, respectively, $643 and $490 of base management fees for the six months ended June 30, 2020 and 2019, respectively, and $36 of incentive fees for the three and six months ended June 30, 2020. No incentive fees would have been paid or payable by TRMT for either of the three or six months ended June 30, 2019.

TREMONT MORTGAGE TRUST
CALCULATION AND RECONCILIATION OF CORE EARNINGS
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Reconciliation of Net Income to Core Earnings (1):
Net income	$2,362	$894	$4,028	$1,472
Non-cash equity compensation expense	71	185	113	220
Core earnings	$2,433	$1,079	$4,141	$1,692

Weighted average common shares outstanding - basic and diluted	8,177	5,401	8,173	4,275

Core earnings per common share - basic and diluted	$0.30	$0.20	$0.51	$0.40

(1)
TRMT calculates Core Earnings as net income, computed in accordance with GAAP, including realized losses not otherwise included in net income determined in accordance with GAAP, and excluding: (a) the incentive fees earned by TRMT’s manager (if any); (b) depreciation and amortization (if any); (c) non-cash equity compensation expense; (d) unrealized gains, losses and other similar non-cash items that are included in net income for the period of the calculation (regardless of whether such items are included in or deducted from net income or in other comprehensive income under GAAP) (if any); and (e) one-time events pursuant to changes in GAAP and certain non-cash items (if any).

TREMONT MORTGAGE TRUST
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)
(unaudited)

	June 30,	December 31,
	2020	2019
ASSETS
Cash and cash equivalents	$10,632	$8,732
Restricted cash	1	143
Loans held for investment, net	278,225	242,078
Accrued interest receivable	938	755
Prepaid expenses and other assets	193	221
Total assets	$289,989	$251,929

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable, accrued liabilities and deposits	$777	$1,011
Master repurchase facility, net	200,465	164,694
Due to related persons	282	3
Total liabilities	201,524	165,708

Commitments and contingencies

Shareholders' equity:
Common shares of beneficial interest, $0.01 par value per share; 25,000,000 shares authorized; 8,253,836 and 8,239,610 shares issued and outstanding, respectively	83	82
Additional paid in capital	88,979	88,869
Cumulative net income	5,965	1,937
Cumulative distributions	(6,562)	(4,667)
Total shareholders' equity	88,465	86,221
Total liabilities and shareholders' equity	$289,989	$251,929

Warning Concerning Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Also, whenever TRMT uses words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, “will”, “may” and negatives or derivatives of these or similar expressions, TRMT is making forward-looking statements. These forward-looking statements are based upon TRMT’s present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur. Actual results may differ materially from those contained in or implied by TRMT’s forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond TRMT’s control. For example:

•
Mr. Blackman states that TRMT's manager extended the waiver of the fees due under TRMT's management agreement through December 31, 2020, demonstrating continued alignment with TRMT's shareholders who are currently receiving reduced quarterly distributions as part of TRMT's proactive measures to preserve its capital. This statement may imply that TRMT's actions to preserve its capital will be sufficient to meet TRMT's future cash flow needs. However, the impacts of the COVID-19 pandemic are affecting all parts of the U.S. economy, and have impacted borrowers to varying degrees. As a result, TRMT may not have sufficient capital to meet commitments from actions that Citibank may take if TRMT's borrowers default or the value of TRMT’s collateral declines below required levels.

•
This press release references TRMT’s active engagement with Citibank and TRMT’s borrowers, which may imply that those engagements will enable TRMT to maximize its receipt of interest and principal on its investments and minimize any actions that Citibank may take if TRMT’s borrowers default or the value of any of the collateral underlying TRMT’s loans declines below prescribed levels. However, these actions may not succeed, or any success they may have may not prevent TRMT from realizing negative impacts from the current business conditions, including with respect to its liquidity and financial results. Further, despite TRMT’s active engagement with Citibank, Citibank may ultimately determine to utilize one or more of the risk mitigation mechanisms available to it under the master repurchase agreement.

•
This press release states that all the loans in TRMT’s portfolio are structured with risk mitigation mechanisms, such as cash flow sweeps or interest reserves, to help protect TRMT against investment losses. However, these mechanisms may not adequately cover the debt service amount and will likely not be able to fully fund the debt service if the tenants’ businesses fail or they default on their debt service obligations owed to TRMT.

•
This press release states that beginning with the first quarter of 2020, TRMT reduced its quarterly distribution rate on its common shares to $0.01 per share, TRMT has maintained a reduced rate for its quarterly distribution for the second quarter of 2020 and that TRMT’s Board of Trustees will continue to monitor TRMT’s financial performance and economic outlook as the year progresses to determine a prudent level for any subsequent quarterly distributions for 2020 or required to maintain TRMT’s qualification for taxation as a REIT. An implication of these statements may be that TRMT will increase its quarterly distributions in a future period. However, TRMT may not resume paying quarterly distributions at historic levels or at amounts greater than the currently reduced rate at all in the near term, and the reduced rate may extend for an indefinite period and could be discontinued. Moreover, capital market conditions may not improve or TRMT’s own financial circumstances may change so that it becomes unable or unwilling to increase its quarterly distributions. Also, TRMT’s historical rate of distributions on its common shares may be changed because of changes in TRMT’s earnings, liquidity, financial leverage or other circumstances. TRMT’s distribution rate is set and reset from time to time by its Board of Trustees. The timing, amount, and form of future distributions will be determined at the discretion of TRMT’s Board of Trustees and will depend upon various factors that its Board of Trustees deems relevant, including TRMT’s historical and projected income, its Core Earnings, the then-current and expected needs and availability of cash to pay its obligations and fund its investments, distributions which may be required to be paid to maintain TRMT’s qualification for taxation as a REIT, limitations on distributions contained in TRMT’s financing arrangements and other factors deemed relevant by TRMT’s Board of Trustees, in its discretion. Accordingly, future distribution rates may be increased or decreased and there is no assurance as to the rate at which future distributions will be paid. This press release also states that TRMT currently expects that it will need to make an increased distribution in the future to maintain its qualification for taxation as a REIT for 2020. However, any future distributions are subject to the approval of TRMT's Board of Trustees and TRMT may not make or increase distributions in the future.

The information contained in TRMT’s filings with the SEC, including under “Risk Factors” in TRMT’s periodic reports, or incorporated therein, identifies other important factors that could cause TRMT’s actual results to differ materially from those stated in or implied by TRMT’s forward-looking statements. TRMT’s filings with the SEC are available on the SEC’s website at www.sec.gov.

You should not place undue reliance upon forward-looking statements.

Except as required by law, TRMT does not intend to update or change any forward-looking statements as a result of new information, future events or otherwise.
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